Exhibit 10.38

May 23, 2012

Michael A. Womack

3757 Wild Cherry Way

Mason, OH 45040

Dear Mike,

On behalf of AutoZone, I am delighted to offer to you the position of Senior Vice President, Human Resources, Customer Satisfaction (subject to election by the Board of Directors), reporting directly to Bill Rhodes, Chairman, President & CEO.

Our offer includes a base salary of $350,000 per annum plus an annual incentive target of 60 percent of your base salary. The actual incentive award will be determined by the achievement of pre-defined Company and Business Unit objectives and will be prorated based on your length of employment during the fiscal year. Incentive awards can be less than target, but they can also exceed target based on above-plan performance. For Fiscal 2012, we will pay a prorated incentive award at 100% of target. At your option, we will pay the prorated Fiscal 2012 incentive according to the actual Company calculation, provided you notify us prior to your start date.

You will also be eligible to receive stock options. The stock option grants typically occur annually, after the end of the fiscal year (usually during late September). Individual grants are determined based on the position held and individual performance. In addition, you will also receive a one-time grant of 9,000 stock options as soon as practicable following your AutoZone start date. All stock option grants are at the discretion of, and subject to approval by, the Compensation Committee of our Board of Directors.

AutoZone will provide a gross sign-on bonus of $100,000, payable  1/2 up front and  1/2 after one year of service. The initial amount will be paid to you during your first two weeks of employment (minus tax withholding and other required deductions).

Our offer of employment also includes relocation support, outlined in the Relocation Policy you will receive.

You will be eligible to participate in AutoZone’s full group benefit programs, which currently include medical, dental, vision, life and disability coverage along with a 401(k) program. These benefit options, which may change from time to time, are subject to waiting periods and other requirements. There is also a company paid Executive Disability Plan to include short-term and long-term disability.

As a Senior Vice President, you are eligible to participate (subject to waiting periods) in our Executive Deferred Compensation Plan and the Executive Stock Purchase Plan. You are also eligible for four weeks of vacation. These benefits are granted and reviewed on an annual basis. All benefits are subject to review and may change from time to time.

Notwithstanding, your employment will be “at will” and terminable at any time. Additionally, the offer is contingent upon a successful criminal background check.

Mike, we are thrilled with you joining our team. I am personally looking forward to working with you. Please feel free to call me or David Orabone to address any questions you may have.

Sincerely,

Bill Rhodes

Chairman, President & CEO

Customer Satisfaction